Exhibit 3.1

 [Certificate of Incorporation]

New York State

Department of State

Division of Corporations, State Records

And Uniform Commercial Code

Albany, NY 12231

CERTIFICATE OF INCORPORATION

JOBSINSITE, INCORPORATED

Under Section 402 of the Business Corporation Law

FIRST:  The name of the Corporation is:  JOBSINSITE, INCORPORATED

SECOND: This corporation is formed to engage in any lawful act or activity for which a corporation may be organized under the Business Corporation Law, provided that it is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body.

THIRD:  The county within this state, in which the office of the corporation is to be located is:  NEW YORK

FOURTH: The total number of shares for which the corporation shall have authority to issue and a statement of the par value of each share or a statement that the shares are without par value are: 50,000,000 shares of common stock, par value $.001 per share.

FIFTH: The Secretary of State is designated as agent of the corporation upon whom process against the corporation may be serves. The address to which the Secretary of State shall mail a copy of any process accepted on behalf of the corporation is:

426 West 49th Street, Suite 4A

New York, NY 10019

X /s/ Kofi Kankam

   (Signature)

Kofi Kankam______

(Type or print name)

426 West 49th Street, 4A

(Address)

New York, NY 10019

(City, State, Zip Code)

CERTIFICATE OF INCORPORATION

OF

JOBSINSITE, INC.

Under Section 402 of the Business Corporation Law

Filed by: Kofi Kankam______

  (Name)

  426 West 49th Street, 4A

  (Mailing Address)

  New York, NY 10019

  (City, State, Zip Code)